                     THE GAP, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                                             Fifty-two weeks ended

                         January 29, 1994         January 30, 1993    February 1, 1992

Net earnings ($000)              $258,424            $210,701            $229,873

Weighted average shares of
common stock outstanding
during the period             144,841,137         143,672,924         142,139,577

Add incremental shares from
assumed exercise of stock
options (primary)                 687,009           1,054,393           1,396,912

  subtotal                    145,528,146         144,727,317         143,536,489

Primary earnings per share          $1.78              $1.46                $1.60

Weighted average shares of
common stock outstanding
during the period             144,841,137         143,672,924         142,139,577

Add incremental shares from
assumed exercise of stock
options (fully diluted)           973,372           1,083,742           1,481,455

  subtotal                    145,814,509         144,756,666         143,621,032

Fully-diluted earnings
per share                          $1.77                $1.46              $1.60


Note: The information provided in the exhibit is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. This information is not required under APB Opinion 15, as the difference between primary and fully - diluted earnings per share and earnings per share calculated on a weighted average shares basis is less than 3%.